Debt Settlement Agreement

This Debt Settlement Agreement (the "Agreement") states the terms and conditions that govern the contractual agreement between iPure Labs, Inc. having its principal place of business at 2654 W. Horizon Ridge Pkwy B5-58, Henderson, NV 89052 (the "Debtor"), and LG Capital Funding, LLC having its principal place of business at 1218 Union Street, Suite #2, Brooklyn, NY 11225 (the "Creditor") who agrees to be bound by this Agreement.

WHEREAS, the Debtor is indebted to the Creditor in the amount of TWO HUNDRED SIXTY SEVEN THOUSAND FIVE HUNDRED SIXTY NINE dollars ($267,569.00) in principal and approximately ONE HUNDRED NINETY FIVE THOUSAND dollars ($195,000.00) in interest for a total amount due of FOUR HUNDRED SIXTY TWO THOUSAND FIVE HUNDRED SIXTY NINE dollars ($462,569.00) (the "Debt"); and

WHEREAS, the Debtor wishes to settle the Debt in full according to the terms of this Debt Settlement Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, the Debtor and the Creditor (individually, each a "Party" and collectively, the "Parties") covenant and agree as follows:

1. **ACKNOWLEDGMENT OF DEBT**. The Debtor agrees and acknowledges that it is indebted to the Creditor in the full amount of the Debt.

2. **SETTLEMENT AMOUNT**. The Creditor agrees to accept from the Debtor;

    1. Payment amount of THREE HUNDRED THOUSAND Dollars ($300,000.00); and

    2. Five Hundred Thousand (500,000) Restricted Common Shares of IPLB

       As full repayment of the Debt outstanding to the Creditor at the date hereof, subject to the terms and conditions of this Agreement.
       Payments shall be made according to the schedule attached hereto as Exhibit A (the "Settlement Payments").

3. **DEFAULT.** The Parties agree that if the Debtor fails to make payments in accordance with exhibit A, the Creditor has option to provide a five-day notice of default, if Debtor fails to rectify the delinquency during the cure period, the Creditor, exercise a conversion to common stock at a rate of a 50% discount of the lowest closing price of the common stock for the 15 days prior to the conversion request.

4. **TIME IS OF THE ESSENCE**. The Parties agree and acknowledge that time is of the essence with regard to the Debt Settlement Payments.

5. **NO MODIFICATION UNLESS IN WRITING**. No modification of this Agreement shall be valid unless in writing and agreed upon by both Parties.

6. **FULL INTEGRATION**. This Debt Settlement Agreement supersedes any prior agreements, understandings, or negotiations, whether written or oral.

7. **FURTHER ASSURANCES**. The Parties shall make any further assurances as may be necessary to implement and carry out the intent of this Agreement.

8. **VENUE**. This Debt Settlement Agreement and the interpretation of the terms herein shall be governed by and construed in accordance with the laws of the State of New York. The Parties irrevocably submit to the exclusive jurisdiction of the federal and state courts located in New York County, NY.

IN WITNESS WHEREOF, each of the Parties has executed this Debt Settlement Agreement, both Parties by its duly authorized officer, as of the day and year set forth below.

iPure Labs, Inc.

[signature] January 14, 2021

Thomas Fore, CEO DATE

LG Capital Funding, LLC

[signature] 1/14/21

Joseph Lerman DATE

EXHIBIT A

PAYMENT SCHEDULE

DUE DATE	AMOUNT
June 30, 2021	$300,000